Exhibit 99.1

FAX NEWS RELEASE
For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 • Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 • Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

NEWS For Immediate Release

THE MANITOWOC COMPANY CLARIFIES

THE IMPACT OF STEEL AND COMMODITY COSTS

Company reiterates its full-year guidance of $1.30 to $1.50 per diluted share

MANITOWOC, WI – Aug. 3, 2004 – Following its second-quarter conference call earlier today, The Manitowoc Company, Inc. (NYSE:MTW)  clarifies the net impact of increased costs for steel and other commodities on the company’s second- and third-quarter results.  For the second quarter, the impact was $0.17 per diluted share.  For the third quarter, the company now expects the net impact will decline to approximately $0.10 per diluted share versus the company’s earlier expectation of neutral impact.

The Manitowoc Company also reiterates its previous guidance for full-year 2004 diluted earnings per share to be in the range of $1.30 to $1.50.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Company contact:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720